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West Corporation                             AT THE COMPANY:
11808 Miracle Hills Drive                    Carol Padon
Omaha, NE 68154                              Investor Relations
                                             (402) 963-1500

               West Corporation Increases 2003 Financial Guidance
                         Following InterCall Acquisition

Omaha, NE.--(PRNewswire)--West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today updated its 2003 Financial Guidance following its recent completion of the InterCall acquisition.

The company now expects to report 2003 revenues in the range of approximately $985 million - $1.005 billion, and net income in the range of $86 - $90 million for the fiscal year ending December 31, 2003.

Additional 2003 Guidance Updates:
     >>   Free Cash Flow in the range of $95 million to $100 million.
     >>   Capital expenditures will be approximately $65-70 million.
     >> This guidance assumes no additional acquisitions and that the current economic climate will continue throughout the year.

"The addition of InterCall increases our ability to profitably grow our company," noted Thomas B. Barker, President and Chief Executive Officer. "We believe this is an important time in the evolution of our company and look forward to capitalizing on the exciting opportunities that are on the horizon."

Conference Call

The company will hold a conference call to discuss revised guidance on Wednesday, May 14th at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.


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About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the worlds largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West's integrated suite of customized solutions includes customer acquisition and retention services, direct marketing services, worldwide teleconferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").


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